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                                  EXHIBIT 99.1

                                 PRESS RELEASE

Monadnock Bancorp, Inc.                                   603.924.9654
1 Jaffrey Road                                            www.monadnockbank.com
Peterborough, NH 03458

                             FOR IMMEDIATE RELEASE
                             ---------------------

For Additional Information Contact:
Karl F. Betz, SVP, CFO & Treasurer (603) 924-9654 kbetz@monadnockbank.com

Monadnock Bancorp, Inc. Announces 5% Share Repurchase Program and Second Quarter and YTD Results

Peterborough, New Hampshire - July 25, 2007 - Monadnock Bancorp, Inc. (over-the-counter bulletin board: MNKB), the holding company for Monadnock Community Bank announced its intention to repurchase up to 5.0% of its outstanding shares of common stock or up to 64,650 shares of common stock. These shares will be purchased at prevailing market prices from time to time over a twelve-month period depending upon market conditions. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes.

In addition, Monadnock Bancorp, Inc. announced net income for the three and six months ended June 30, 2007 of $18,000 and $54,000, respectively, compared with net income of $12,000 and $30,000 for the three and six months ended June 30, 2006. Basic earnings per share were $.02 and $.05 for the three and six months ended June 30, 2007, respectively, compared with $.01 and $.02 for the three and six months ended June 30, 2006, respectively. Diluted earnings per share were $.01 and $0.04, respectively, for the three and six months ended June 30, 2007 compared with $0.01 and $.02 for the three and six months ended June 30, 2006, respectively. Earnings per share on a basic and fully diluted method have been restated by the exchange ratio computation of 1.3699 as a result of our second step offering which was completed on June 28, 2006.

The increase in earnings for the three months ended June 30, 2007 compared with the same period a year earlier was primarily attributable to an increase in net interest and dividend income of $122,000, partially offset by an increase in noninterest expense of $76,000, an increase in the provision for loan losses of $22,000 and an increase in income tax expense of $16,000. Net income for the second quarter of 2006 was $9,000 ($14,000 on a pre-tax basis) lower than anticipated as a result of a change in the Federal Home Loan Bank ("FHLB") dividend schedule.

The increase in earnings for the six months ended June 30, 2007 compared with the same period a year earlier was primarily attributable to an increase in net interest and dividend income of $227,000, an increase in noninterest income of $15,000, partially offset by an increase in noninterest expense of $146,000, an increase in the provision for loan losses of $33,000 and an increase in income tax expense of $38,000.

Net interest and dividend income increased $122,000, or 24.2%, to $626,000 for the three months ended June 30, 2007 compared to $504,000 for the three months ended June 30, 2006. This increase reflected a $393,000, or 36.8%, increase in interest and dividend income, and a $271,000, or 48.0%, increase in interest expense. The interest rate spread was 2.04% for the three months ended June 30, 2007 compared to 2.23% for the three months ended June 30, 2006 and 2.06% for the three months ended March 31, 2007. The net interest margin for the three months ended June 30, 2007 was 2.64% compared to 2.63% for the three months ended June 30, 2006 and 2.62% for the three months ended March 31, 2007. The impact of the delay in the declaration of the FHLB dividend noted above in 2006 resulted in a decrease in the interest rate spread and net interest margin of 7 and 8 basis points, respectively, for the quarter ended June 30, 2006. The decrease in the interest rate spread for the three months ended June 30, 2007 compared with the same period a year earlier was also due to a change in the mix of assets to lower yielding investment securities as a result of our increasing average interest earning assets by $18.6 million during this period and a change in the mix of liabilities to more interest rate sensitive products such as time certificates and FHLB advances.

Net interest and dividend income increased $227,000, or 22.5%, to $1.2 million for the six months ended June 30, 2007 compared to $1.0 million for the six months ended June 30, 2006. This increase reflected a $796,000, or 38.4%, increase in interest and dividend income, and a $569,000, or 53.4%, increase in interest expense. The interest rate spread was 2.05% for the six months ended June 30, 2007 compared to 2.32% for the six months ended June 30, 2006. The net interest margin for the six months ended June 30, 2007 was 2.63% compared to 2.68% for the six months ended June 30, 2006. The impact of the delay in the declaration of the FHLB dividend in 2006 noted above resulted in a decrease in the interest rate spread and net interest margin of 3 basis points each for the six months ended June 30, 2006. The decrease in the interest rate spread for the six months ended June 30, 2007 compared with the same period a year earlier was also due to a change in the mix of assets to lower yielding investment securities as a result of our increasing average interest earning assets by $18.8 million during this period and a change in the mix of liabilities to more interest rate sensitive products such as time certificates and FHLB advances.

Noninterest income increased $15,000, or 11.2%, to $149,000 for the six months ended June 30, 2007 from $134,000 for the six months ended June 30, 2006. The increase was primarily attributable to net gains on sales of available-for-sale securities of $16,000 for the six months ended June 30, 2007 compared with no gain on sales for the same period in 2006.

Noninterest expense increased $76,000, or 13.6% to $635,000 for the three months ended June 30, 2007 compared with $559,000 for the three months ended June 30, 2006. Salaries and employee benefits expense increased $45,000 from $282,000, or 50.4%, of total noninterest expense for the three months ended June 30, 2006 to $327,000, or 51.5%, of total noninterest expense for the three months ended June 30, 2007. This increase in salaries and employee benefits expense resulted from an increase in staffing for the commercial lending area, normal salary increases, increases related to stock benefit plans, partially offset by an increase in the deferrals of loan origination costs. Other increases in noninterest expense related to a $14,000 increase in professional fees and a $15,000 increase in other expenses primarily related to enhanced internet security and certain one time non-recurring expenses.

Noninterest expense increased $146,000, or 13.4% to $1.2 million for the six months ended June 30, 2007 compared with $1.1 million for the six months ended June 30, 2006. Salaries and employee benefits expense increased $106,000 from $545,000, or 49.9%, of total noninterest expense for the six months ended June 30, 2006 to $651,000, or 52.5%, of total noninterest expense for the six months ended June 30, 2007. This increase in salaries and employee benefits expense resulted from an increase in staffing for the commercial lending area, normal salary increases, increases related to stock benefit plans and a decrease in the deferrals of loan origination costs. Other increases in noninterest expense primarily related to a $22,000 increase in professional fees and a $19,000 increase in other expenses related to enhanced internet security and certain one time non-recurring expenses.

Total assets increased $4.3 million, or 4.5%, to $100.5 million at June 30, 2007 compared with $96.2 million at December 31, 2006. Our net loan portfolio grew by $4.4 million, or 8.2%, to $58.1 million at June 30, 2007 from $53.7 million at December 31, 2006. Loan growth during the first six months of 2007 was primarily concentrated in commercial real estate lending and one- to four-family residential lending which grew $2.6 million and $1.8 million, respectively. Total deposits increased $4.2 million, or 6.8%, to $65.6 million at June 30, 2007 from $61.4 million at December 31, 2006. The largest increase was in time deposits and NOW accounts which increased $2.6 million and $1.4 million, respectively. The increase in time certificates was the direct result of our marketing initiatives in this area as well as paying competitive rates on this product. The increase in NOW accounts was primarily due to a large deposit account.

Total nonperforming assets increased $280,000 to $340,000 or 0.34% of total assets at June 30, 2007 compared with $60,000 or 0.06% of total assets at December 31, 2006. The increase in nonperforming assets for the second quarter of 2007 is due to one commercial loan relationship, of which $86,000 is guaranteed by the United States Small Business Administration.

President and Chief Executive Officer William M. Pierce, Jr. said, "We are pleased to announce the repurchase program and to report solid growth in our loan and deposit portfolios for 2007. Based on our current market price, we believe the deployment of some of the Company's capital into this investment is warranted. We will continue to focus on the strategic objectives of maintaining a community focus in the areas we serve, providing a high quality of service to our customers and diligently working to improve our franchise and shareholder value." For additional information visit www.monadnockbank.com.

FORWARD-LOOKING STATEMENTS:
Statements contained in this news release that are not historical facts may constitute "forward-looking statements" (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act Of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, economic conditions in the state of New Hampshire and Massachusetts, legislative and regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, fiscal policies of the New Hampshire and Massachusetts State Government, the quality or composition of our loan or investment portfolios, demand for loan products, competition for and the availability of loans that we purchase for our portfolio, deposit flows, competition, demand for financial services in our market areas and accounting principles and guidelines, acquisitions and the integration of acquired businesses, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.